Exhibit 23.1

[HJ & ASSOCIATES, LLC LETTERHEAD]

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Shareholders of

National Health Partners, Inc.

Horsham, Pennsylvania

We hereby consent to the use in this Registration Statement of National Health Partners, Inc. on Form S-1 of our report, dated March 16, 2009, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, at and for the years ended December 31, 2008 and 2007, and to all other references to our firm included in this Registration Statement on Form S-1.

We also consent to the reference to our Firm under the captions “Experts” in the Prospectus.

/s/  HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

November 18, 2009